UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 William Street, Wellesley, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 237-5100

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 29, 2005, PerkinElmer, Inc. entered into an employment agreement with Katherine A. O’Hara regarding her appointment as the Company’s Senior Vice President and General Counsel effective May 2, 2005. The terms of Ms. O’Hara’s employment agreement are summarized below.

On March 29, 2005, we entered into a one-year employment agreement with Ms. O’Hara. The agreement renews automatically for additional one-year terms, unless either party provides notice of termination to the other. The agreement provides that Ms. O’Hara will receive a base salary determined by our compensation and benefits committee on an annual basis and that once established, the base salary generally cannot be set at a rate below the salary rate currently in effect. Ms. O’Hara’s base salary for 2005 is $350,000.

The employment agreement also provides that in the event of a change in control of PerkinElmer (as defined in the agreement), the employment term will be extended for a period of three years from the date of the change in control and any and all of Ms. O’Hara’s restricted stock and stock options will immediately vest in full, with such stock options remaining exercisable, unless they expire earlier pursuant to their terms, until the later of the third anniversary of the change in control or the first anniversary of the date Ms. O’Hara’s employment terminates. Following a change in control, if Ms. O’Hara is terminated without cause or resigns for good reason, she will receive a lump sum severance payment equivalent to three years of base salary plus bonuses and continuation of specified benefits for three years from the date of termination. In addition, Ms. O’Hara will receive a gross-up payment for any excise tax due on account of the severance payments and other benefits plus any additional excise tax and income tax occasioned by the gross-up payment itself.

Ms. O’Hara’s employment agreement further provides that upon a termination of employment initiated by PerkinElmer without cause, apart from a change in control, Ms. O’Hara will be entitled to continuation of her salary, bonus and employee benefits for one year from the date of termination.

The foregoing description of Ms. O’Hara’s employment agreement does not purport to be a complete summary. An employment agreement representative of Ms. O’Hara’s employment agreement is filed as Exhibit 10.5 to PerkinElmer’s annual report on Form 10-K for the fiscal year ended January 2, 2005, filed with the Securities and Exchange Commission on March 11, 2005. You are urged to read such agreement in its entirety for a more complete description of the terms and conditions of Ms. O’Hara’s employment agreement.

In addition to her employment agreement, Ms. O’Hara will receive at the start of her employment a transition bonus of $100,000 and be eligible to participate in PerkinElmer’s long term incentive program and performance incentive plan. Under the long term incentive program Ms. O’Hara will receive options to purchase 25,000 shares of PerkinElmer’s common stock at a per share purchase price equal to the fair market value of the common stock on May 2, 2005, 15,000 restricted shares of PerkinElmer’s common stock and 15,000 performance units. PerkinElmer’s long term incentive program and performance incentive plan are summarized in Exhibit 10.4 to PerkinElmer’s annual report on Form 10-K for the fiscal year ended January 2,

2005, filed with the Securities and Exchange Commission on March 11, 2005. You are urged to read such summaries in their entirety for a more complete description of the long term incentive program and performance incentive plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: April 1, 2005	By:	/s/ Robert F. Friel
Robert F. Friel Executive Vice President and Chief Financial Officer